Exhibit 99.6
CITIZENS, INC. REPORTS INCREASED EARNINGS THROUGH JUNE
Austin, Texas — August 9, 2006 — Citizens, Inc. (NYSE: CIA) reported net income of $3.0 million or $0.05 per share for the six months ended June 30, 2006, compared to net income of $2.7 million, or $0.04 per share, for the same period in 2005. The increased earnings are the result of expansion of new business in Citizens’ international segment and continued premium growth in the Home Service segment as well as the change in fair value of options and warrants. Casualty losses related to Hurricanes Katrina and Rita slowed the improvement in earnings.
Total revenues increased 12.5% in the first six months of 2006 to $76.3 million compared to the same period of 2005 when revenues were $67.8 million. Premium income was $60.9 million for the first half of 2006, a 9.9% increase over the same period of 2005 when premiums equaled $55.4 million. Premium income in the Home Service segment declined 3.4% in 2006 compared to 2005; however, considering approximately 8% of the Home Service block of business was lost in late 2005 due to the hurricanes, the current year results indicate improvement in 2006 premium collections. Net investment income increased 13.2% during the first half of 2006 to $13.0 million from $11.5 million in 2005, the increase fueled by higher available bond yields. Underwriting and insurance expenses increased 13.8% from $13.4 million in 2005 to $15.3 million in 2006 due to higher costs associated with employee benefits following the acquisition of Security Plan Life. Amortization of cost of customer relationships acquired decreased from $2.5 million in the first six months of 2005 to $1.6 million in the first six months of 2006 as a result of improved persistency. The fair value of options and warrants decreased $365,000 in 2006 compared to an increase of $57,000 for the same period in 2005. Casualty claims amounted to $2.6 million in 2006 compared to $1 million in 2005 due to the 2005 hurricanes.
For the three months ended June 30, 2006, the Company earned net income of $954,000 or $0.01 per share, compared to $362,000 or $0.00 per share for the same period in 2005. The increase in second quarter income resulted primarily from an increase in premium income in the international life segment, a positive change in the fair value of options and warrants and a decrease in amortization of cost of customer relationship acquired, offset by hurricane related claims.
Total revenues increased 12.8% to $38.2 million, compared to the same quarter of 2005 when revenues were $33.9 million. Premium income was $30.7 million for the quarter, a 9.8% increase over the same period in 2005 when premiums were $27.9 million due primarily to new business in the international life segment. Net investment income increased 17.9% in the quarter to $6.7 million from $5.7 million in the second quarter of 2005 due to higher yields in the bond market. The fair value of options and warrants decreased $175,000 in the second quarter of 2006 compared to an increase of $492,000 in the same period of 2005. Casualty claims for the quarter were $1.1 million compared to $500,000 for the same period in 2005.
Assets increased to $677.6 million at June 30, 2006, compared to $661.9 million at December 31, 2005. Stockholders’ equity decreased from $137.0 million at December 31, 2005 to $128.8 million at June 30, 2006, due to the significant amount of unrealized losses in the Company’s bond portfolio brought on by the increased interest rates.

About Citizens, Inc.
Citizens, Inc., parent of Citizens, Inc. Financial Group, a financial services investment company listed on the New York Stock Exchange, symbol CIA, plans to achieve $1 billion in assets, $250 million in revenues and $10 billion of life insurance in force by 2010, via the worldwide sale of U.S. dollar denominated whole life cash value insurance policies, coupled with the acquisition of other life insurance companies. Citizens’ Class A common stock closed at $5.21 on August 8, 2006.
Additional information is available at the Company’s web site: www.citizensinc.com.
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Information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as “may,” “will,” “expect,” “anticipate” or “continue” or comparable words. In addition, all statements other than statements of historical facts that address activities that the Company expects or anticipates will or may occur in the future are forward-looking statements. Readers are encouraged to read the SEC reports of the Company, particularly its Form 10-K for the fiscal year ended December 31, 2005 and its current reports on Form 8-K, for the meaningful cautionary language disclosing why actual results may vary materially from those anticipated by management. The Company undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in the Company’s expectations. The Company also disclaims any duty to comment upon or correct information that may be contained in reports published by the investment community.

CITIZENS, INC.
COMPARATIVE CONSOLIDATED FINANCIAL HIGHLIGHTS
OPERATING STATEMENTS

	(Unaudited)		(Unaudited)
	Six-Months Ended June 30,		Three-Months Ended June 30,
	2006	2005	2006	2005
Revenues
Premium income	$60,914,630	$55,429,251	$30,671,520	$27,932,343
Net investment income	12,994,137	11,479,198	6,724,424	5,703,241
Realized gains	1,313,298	615,675	260,243	546,548
Increase (decrease) in fair value of options and warrants	364,957	(57,212)	174,735	(491,618)
Other income	717,131	381,800	365,182	174,039

Total revenues	$76,304,153	$67,848,712	$38,196,104	$33,864,553
Benefits and Expenses
Insurance benefits paid or provided:
Claims and surrenders	27,977,686	25,163,231	13,979,959	12,793,789
Increase in future policy benefit reserves	14,509,019	11,471,258	7,402,909	6,614,981
Policyholders’ dividends	2,328,539	2,077,100	1,306,259	1,206,932

Total benefits paid or provided	44,815,244	38,711,589	22,689,127	20,615,702
Commissions	17,630,623	15,490,093	8,834,094	8,157,702
Other underwriting, acquisition and insurance expenses	15,303,779	13,445,894	8,230,217	6,342,176
Capitalization of deferred policy acquisition costs	(13,013,503)	(10,995,982)	(6,687,720)	(5,974,897)
Amortization of deferred policy acquisition costs	5,673,987	4,624,376	3,052,009	2,653,276
Amortization of cost of customer relationships acquired	1,639,599	2,495,931	881,904	1,346,005
Total benefits and expenses	$72,049,729	$63,771,901	$36,999,631	$33,139,964

Income before federal income tax	$4,254,424	$4,076,811	$1,196,473	$724,589
Federal income tax expense	$1,251,577	$1,355,000	$242,408	$362,264

Net income	$3,002,847	$2,721,811	$954,065	$362,325

Net income (loss) applicable to common stock	$1,989,154	$1,730,707	$446,260	$(134,019)

INCOME PER SHARE (UNAUDITED)
Basic and diluted earnings per share of common stock	$0.05	$0.04	$0.01	$0.00

Weighted average shares outstanding — basic	41,184,870	41,068,403	41,201,502	41,080,995
Weighted average shares outstanding — diluted	42,916,868	41,068,403	44,665,497	41,080,995
BALANCE SHEETS

	(Unaudited)	(Unaudited)		(Unaudited)	(Unaudited)
	June 30,	March 31,	December 31,	September 30,	June 30,
	2006	2006	2005	2005	2005
Total assets	$677,613,138	$670,909,135	$661,888,811	$660,414,879	$648,699,840
Total invested assets	$489,189,104	$492,028,241	$484,811,023	$473,122,665	$462,623,378
Stockholder’s equity	$128,754,412	$131,972,934	$136,963,090	$137,012,163	$141,234,652